Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement"), is made and effective this 14th day of June, 2011, by and among July Moon Productions, Inc., o/b/o Selena Gomez ('Artist"), do Creative Artists Agency, 2000 Avenue of the Stars, Los Angeles, CA 90067, Attn.: Christian Carino ( "Licensor"), and Adrenalina, Inc., a Florida corporation, located at 1250 E Hallandale Beach Blvd, Suite 402, Hallandale Beach, Florida 33009 ("Adrenalina" or "Licensee")

WHEREAS, Licensor is or will be the sole owner of the Trademark, as defined hereinafter, including all registrations and applications for registration of, and/or common law rights in and to the trademark "Selena Gomez" (collectively, the "Trademark").

WHEREAS, Licensee desires to license from Licensor, and Licensor desires to license to Licensee, the right to use the Trademark, solely in connection with the design, manufacture, marketing, distribution and sale of the Products, as defined hereinafter, within the Territory, as defined hereinafter, as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual obligations and promises made in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The terms listed below shall have the following meanings:

"Trademark" shall mean the Selena Gomez trademark, and all registrations and applications for registration thereof, and common-law rights therein and thereto.

"Wholesale Net Sales" means gross amounts of shipments, as invoiced, directly or indirectly, by or under authority from Licensee, of Products, in any transaction in commerce, less (a) all reasonable and customary trade discounts and allowances to the extent actually taken, (b) reasonable and customary quantity discounts, separately shown on invoices and properly taken by customers (provided, however, that such discounts will not exceed fifteen percent (15%) of net invoice sales (sales to distributors at customary and reasonable distributor pricing shall not be considered a quantity discount); and (c) all returns of Products for credit (returns shall be allocated as discounted or full-price in the ratio of actual discounts given). All of the allowable discounts and deductions listed in (a) through (c) above shall only be permitted to the extent supported by credit memoranda and/or invoices issued to customers. In computing Wholesale Net Sales, no direct or indirect expenses or costs incurred in connection with paying Royalties due under this Agreement (including transferring funds for Royalties or converting currency into United States Dollars if applicable) or manufacturing, selling, distributing, importing or advertising the Products shall be deducted, nor shall any deduction be made for uncollectible accounts.

"Product Categories" shall mean fragrances for men, women, and children and related products customarily used in Collateral Materials and Gift with Purchases (the exclusivity relating to Products should apply to "related products" only insofar as such related products are used in Collateral Materials (i.e., a gift scarf as part of a fragrance purchase does not expand the exclusivity to scarfs).

"Products" shall mean the Product Categories embodying the Trademark.

"Collateral Materials- shall mean all packaging, labels, press releases, advertising, promotion displays, testers, samples, gift with purchase, or other materials of any and all types prepared in connection with the Products.

"Initial Term" shall be Five (5) years. Year I begins at first shipment but in no event later than 18 months following execution..

"Term" shall mean the initial term of this Agreement and any validly exercised renewal terms, as further described herein.

"Effective Date" shall mean the date the Agreement is fully executed as stated above.

Launch Date": Licensee anticipates that the first fragrance launch will be scheduled for introduction on or about November 2012.

"Royalty" or "Royalties" shall mean five percent (5%) of Wholesale Net Sales.

"Distribution channels" shall mean department stores, perfumeries, duty free shops, international distributors and online eCommerce retailers that deal in high-end fragrances and cosmetics, and any other higher-end retailers.

"Territory" shall mean worldwide.

2. Rights.

a.
Licensor hereby grants to Adrenalina an exclusive, royalty bearing, license to create, conceive of, develop, produce, manufacture, import, design, market, sell and distribute the Products at Adrenalina' cost and expense during the Term in the Territory, subject to the provisions of this Agreement. Adrenalina hereby accepts such license and shall use its best efforts, to create, conceive of, develop, produce, manufacture, import, design, market, sell and distribute the Products.

b.
All rights not expressly granted to Licensee hereunder are expressly reserved to Licensor and without prejudice to the generality of the foregoing Licensor expressly excludes and reserves the right, subject to this agreement, to license the use of the Trademark in connection with Products manufactured, advertised, promoted, or sold.

c.
Licensee acknowledges and agrees that there is valuable goodwill associated with the Trademark and that the Trademark has a secondary meaning in the mind of the public. Licensee further acknowledges and agrees that the Trademark (including all rights therein and goodwill associated therewith) shall be and remain insofar as the Licensee is concerned the exclusive sole and complete Trademark of Licensor and its designees_ Licensee shall not use nor authorize nor permit the use of the Trademark in any manner at any time nor at any place not specifically licensed herein and all rights and interests of whatsoever nature with respect to the Trademark and the Products which are not specifically granted to Licensee herein shall be and are specifically reserved to Licensor and/or its designees without limitation. Licensee shall exercise the rights granted under this agreement strictly in accordance with the terms conditions restrictions and limitations contained herein. Licensee acknowledges and agrees that its use of the Trademark shall not create in Licensee's favor any right, title or interest and that all uses of and sale by Licensee (as are permitted under this agreement) shall inure to the benefit of Licensor. It is agreed that all accounting and payments required herein shall survive and continue beyond the expiration or earlier termination of this Agreement. Wherever the obligations of Licensee hereunder are expressed to be subject to a limit of time it shall be deemed that time shall be of the essence of this Agreement.

3.Adrenalina's Responsibilities. Adrenalina shall be responsible for, among other things, the following:

a.	Creating, conceiving of, designing, establishing and defining the line of Products to be offered, subject to Licensors approval rights as set out in section 5 herein;

b.	Identifying and creating the full visual presentation for the Products, subject to Licensor's approval rights as set out in Section 5 herein;

c.	The complete sourcing and manufacturing of the Products;

d.	Providing all capital required for the manufacturing, marketing, distribution and sale of the Products;

e.	Creating all marketing and advertising for the Products;

f.	Creating gift with purchases and gift sets, subject to Licensor's approval, to promote the sale of the Products.

g.	Providing all distribution of the Products, subject to Licensor's approval rights as set out in Section 5 herein;

h.	Selling the Products; and

i.	Paying all costs and expenses associated with promotion of the Products, including, but not limited to all costs associated with marketing, advertising and launch events for the Products.

4.Licensor's responsibilities. Licensor shall participate for the following items:

a.
Subject to Section 18 below, providing, and maintaining all Trademark rights, copyrights and other intellectual property relating to the Trademark, provided that Licensor pay all costs associated with registering and maintaining the Trademark, as set out in section 18 herein;

b.	Providing input on the licensing strategy for the Products;

c.	Providing input on design and advertising concept direction for the Products;

d.	Participating in Product approvals;

e.
Using reasonable commercial efforts to assist with public relations for the Products (all publicity, press, advertising, and other services of Artist are subject to Artist's prior written approval and availability; however, Artist shall render a reasonable amount of such services) ;

5. Approvals; Samples; Inspection. Licensor shall have the right to review and approve in writing all materials prepared or proposed to be used in connection with all Products, generally including, fragrances, aromas, creative development, designs, naming/identification and quality for the Products and all materials related to the advertising, promotion, and marketing of the Products (including the concept, layout, and final print materials for any print campaign; all slogans, taglines, etc. proposed to be spoken or attributed to Artist; creative concepts, scripts, story boards, and cuts of any filmed commercial campaign; and all creative personnel to be engaged in connection with any advertising campaign) including all uses of Artist's name, voice, and likeness. Matters shall be submitted for Artist's approval hereunder in accordance with the following:

a.
Licensee shall submit for the Licensors' prior written approval all samples, prototypes, layouts and production ready samples for the Products and Collateral Materials at all stages of production and all hang tags, labels, packaging, advertising and promotional materials pertaining to the Products. Licensee may not develop, proceed to the next stage of development ancUor production, manufacture, use, offer for sale, sell, advertise, promote, ship, distribute or otherwise exploit any Products or any Collateral Materials, in whole or in part, until it has received the Licensor's written approval of such Products or Collateral Materials. Such approval may be granted, withheld, or revoked as the Licensor determines, in its sole discretion. The Licensor agrees that its approval rights with respect to Products or Collateral Materials will not affect Licensee's freedom to determine its own prices. If the Licensor fails to approve or disapprove in writing any of the submissions furnished to it by Licensee within seven (7) business days from the date of submission thereof, such failure shall be considered to be a disapproval thereof. Within the 7 business day period, the Licensor, or its agent(s), will communicate with the Licensee to provide some direction as to whether the submission is expected to be approved or provide an estimated number of days beyond the designated period within the Licensee can expect a final response.

b.
Licensee shall furnish and ship, at Licensee's expense, final production samples of each Product, including all related packaging, advertising and promotional materials, as follows: a reasonable number of samples of each to the Licensor sent directly to Licensor, c/o Creative Artists Agency, 2000 Avenue of the Stars, Los Angeles, CA 90067 Attn: Christian Carino. Thereafter, to enable the Licensor to determine whether Licensee is maintaining quality, Licensee shall furnish and ship, at Licensee's expense, within thirty (30) days following the close of each Annual Period, samples of each Product, including all related packaging, advertising and promotional materials, and Licensee's annual catalogue (if any), and one (1) high-resolution digital photograph and/or transparency of each Product. Licensor shall have the right at all reasonable times to inspect the site(s) of production of the Products. All Products and Collateral Materials, and the manner of sale, advertisement, promotion, shipment, distribution and exploitation of same, shall be of high quality, and in accordance with the high quality standards established by Licensors for the Trademark.

c.
Photos of Artist proposed to be used for any permitted purpose hereunder shall be submitted to Artist do Christian Carino in reasonable batches for Artist's approval. Non-photographic likenesses of Artist proposed to be used for any permitted purpose hereunder shall be submitted to Artist do Christian Carino for Artist's approval, and, if Artist does not approve any such likenesses, Licensee shall revise such likenesses as necessary to reflect Artist's comments, and shall thereafter resubmit such revised likenesses for Artist's approval. Any photographs and likenesses not approved in writing by Artist shall be deemed disapproved, written approval shall be provided within a reasonable time considering the applicable circumstance.

d.	Approval of one use of the Licensed Materials, including Artist's name and likeness, shall not be deemed approval for use in connection with another.

e.
All other materials and matters requiring Artist's approval hereunder shall be submitted to Artist c/o Christian Carino and any such materials or matters not approved in writing by Artist shall be deemed disapproved; written approval shall not be unreasonably withheld and shall be provided within a reasonable time considering the applicable circumstance.

f.	Upon execution of the Agreement, Licensee shall designate in writing an individual to serve as Licensee's brand manager for the development of the Products.

g.	Adrenalina shall, at its own expense, submit to Licensor all items required as stipulated herein.

6. Royalties and Reports. Adrenalina shall pay royalties equal to five percent (5%) of Wholesale Net Sales (the "Royalties") directly to Licensor, c/o Creative Artists Agency, 2000 Avenue of the Stars, Los Angeles, CA 90067, Attn.: Christian Carina, on a quarterly basis within Thirty (30) days following the close of each calendar quarter. These royalty payments shall include a pro-rata portion of the Guaranteed Minimum Royalties, as set forth in Section 7 below. Each Royalty payment shall be accompanied by a complete, accurate and detailed statement broken down by country, if applicable, setting forth the quantity and the gross sale price of each of the Products sold (including sales for export) during the preceding calendar quarter and the computation of Royalties due Licensor pursuant to this Agreement. Such statement shall be accompanied by payment of all Royalties due to Licensor in respect of each applicable sale. Licensee shall pay interest on late Royalty payments at seven percent (7%) per annum computed from the original due date until paid. Acceptance by Licensor of such payment and statement for any quarter shall not preclude Licensor from questioning their accuracy at any time during the Term or for three (3) years after the expiration of the Term. Each such Royalty statement shall be certified by an officer of Licensee as being true and accurate. Royalties shall be paid in United States Dollars, unless otherwise agreed to in writing by the parties.

b.        Adrenalina shall keep true and accurate books of account and records, in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement and the license hereby granted. Such books of account and records, whether from Adrenalina or its Affiliate(s), shall be kept available and safeguarded at Licensee's principal offices in the United States and be recorded in the English language, for at least four (4) years after the Term. Licensor shall have the right to periodically audit the reports and other financial information related to this Agreement. Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice, during normal hours of business days, but not more than once per year, to examine and copy such books of account and records, and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement. The cost and expense of such examination shall be borne by Licensor. If the audit discloses that the Royalty actually due during the period under examination exceeds the Royalty paid by five percent (5%) or more. Adrenalina shall promptly pay (in addition to the unpaid Royalty) the cost of the audit performed by Licensor.

d.        Adrenalina shall have fifteen (15) days from receipt of written notice from Licensor to cure its default to provide the royalty statement as provided in section 6(a) and deliver a check corresponding to the Royalty then payable.

7. Guaranteed Minimum Royalties. During each year of the Initial Term, Adrenalina shall pay to the Licensor on a pro-rated quarterly basis on the anniversary of the first shipment the guaranteed minimum royalty ("GMR") for such year set forth below, which GMR is based on Minimum Wholesale Net Sales forecasts, as stipulated hereunder.

Initial term	MM. Wholesale Net Sales Forecast	GMR	Min. Advertising Commitment
YEAR 1	$10,000,000	$500,000	$2,000,000.0
YEAR 2	$14,000,000	$700,000	$2,800,000.0
YEAR 3	$20,000,000	$1,000,000	$4,000,000.0
YEAR 4	$30,000,000	$1,500,000	$6,000,000.0
YEAR 5	$40,000,000	$2,000,000	$8,000,000.0
TOTAL	$114,000,000	$5,700,000	$22,800,000

The GMRs are not refundable or reducible if actual Wholesale Net Sales are less than the forecasts set forth above for the applicable year, but are recoupable advances against Royalties otherwise payable hereunder for such year. For clarification, to the extent that Licensor receives actual royalty payments pursuant to Section 6 above during any quarterly period in excess of the pro-rata GMR payment due for such quarterly period, then the GMR referred to above will not be additionally payable for that period. In addition, the GMRs shall not be cross-collateralized.

Advance. Upon execution of this Agreement by Licensor, Licensee shall pay to Licensor a sum of Five Hundred Thousand Dollars ($500,000) (the "Advance"), satisfying the GMR for Year I.

8. Renewal Options. Should Licensee achieve Ten Million Dollars ($10,000,000) in Wholesale Net Sales in any single year of the Term, the Agreement shall automatically be extended for a five (5) year renewal term (the "Renewal Term") to commence immediately upon and subsequent to Year 5 of the Initial Term. The Renewal Term will be according to the same terms and conditions contained herein (save and except for the applicable GMRs, which shall be increased and never decreased, as specified in Section 10 hereof).

9. Guaranteed Minimum Royalties (Renewal). During each year of the Renewal Term, Adrenalina shall pay to the Licensor the GMR for such year set forth below, which GMR is based on Minimum Wholesale Net Sales forecasts, as stipulated hereunder. The GMR for each year shall be paid to the Licensor on a pro-rated quarterly basis on the anniversary of the first shipment, in continuation of the payment schedule initiated during the Initial Term.

Renewal Term	Minimum Wholesale Net Sales forecast (Renewal)	GMR (Renewal)	Minimum Advertising Commitment (Renewal)
YEAR 1	$44,000,000	$2,200,000	$8,800,000
YEAR 2	$48,400,000	$2,420,000	$9,680,000
YEAR 3	$53,240,000	$2,662,000	$10,648,000
YEAR 4	$58,564,000	$2,928,200	$11,712,800
YEAR 5	$64,420,400	$3,221,020	$12,884,080

The GMRs are not refundable or reducible if actual Wholesale Net Sales are less than the forecasts set forth above for the applicable year, but are recoupable advances against Royalties otherwise payable hereunder for such year. For clarification, to the extent that Licensor receives actual royalty payments pursuant to Section 6 above during any quarterly period in excess of the pro-rata GMR payment due for such quarterly period, then the GMR referred to above will not be additionally payable for that period. In addition, the GMRs shall not be cross-collateralized.

a.  Guarantees. Payment of GMRs shall be guaranteed by Gigantic Parfums, LLC, a Florida Limited Liability Company, and Ilia Lekach, an individual, resident of the State of Florida. Such guarantees are attached hereto as Addendum "A" and "B".

10. Advertising Budget.

a.	In addition to Licensee's other obligations set forth herein, Licensee shall use its best commercially reasonable efforts to maximize the sales, marketing, and distribution of the Products.

b.
Adrenalina agrees to spend a minimum of twenty percent (20%) of the Guaranteed Minimum Wholesale Net Sales forecasts for the applicable year (as set forth in paragraph 7 and 9 above, as applicable) on advertising the Products in trade and consumer press which amount shall not serve to reduce or otherwise decrease the calculation of Wholesale Net Sales. In Year 1 of the initial Term only, Adrenalina agrees to spend a minimum of $2,000,000 on advertising, regardless of actual Wholesale Net Sales for such year. The advertising budget may include, among other matters, expenses associated with the promotion at trade shows, in-store signage, POS, Gift With Purchase, consumer advertising and retailer circulars. If the entire marketing budget has not been used in any Year, the excess may be carried over to subsequent Years, but will not be paid to Licensor. If the actual advertising expenditures in any given year (other than Year 1 of the initial term) exceeds twenty percent (20%) of the applicable Minimum Wholesale Net Sales forecast the excess over the twenty percent (20%) minimum may be used by Licensee to offset subsequent required advertising expenditures during the Term. Licensor shall have final approval on all advertising, content and advertising channels and venues, which shall not be unreasonably withheld. Once advertising has been approved, the approval shall not be later withdrawn.

d.	Marketing team: Throughout the term, the Licensee shall dedicate a brand manager to market the products. The marketing team need not be exclusively dedicated to the marketing of the Products, and the manager may be an employee of Adrenalina.

e.
Travel: If Artist is required to travel in connection with any internal product development, marketing meetings, or for photo and commercial shoots in connection with this Agreement, Licensor shall provide all travel expenses for Artist, Artist's parents, security personnel and assistant, including roundtrip airfare, hotel accommodations, exclusive ground transportation, and reasonable first class meal expenses. All travel and accommodations for Artist, Artist's parents, security personnel and assistant shall be first-class. Licensee shall not be responsible for travel expenses, including accommodations, if the meeting or event is held at a location where the Licensor, the Artist, will have already traveled to or will travel to as a result of Licensor's personal travel or touring schedule, or to participate in an event or meeting not related to the Licensee that the Licensor has already made travel arrangements for, unless extra days are required for such meetings. Licensor shall not be reimbursed by Licensee for travel expenses, including accommodations, if the travel expenses have been paid for by a third party.

f.
In connection with all photo shoots, commercial shoots and personal appearances required of Artist hereunder, Licensee shall engage Artist's designated hair, makeup and wardrobe personnel for Artist's exclusive use.

g.
Licensee shall entitled to the use of Artist's approved likeness for advertising and promotional purposes solely in connection with the Products upon Licensor's written approval first being obtained in each instance (i.e., for each use) in accordance with the terms of this Agreement.

12.Distribution to Licensor. All Products purchased by Licensor/Artist shall be sold at best available distributor prices and be excluded from the Wholesale Net Sales as defined herein. Products purchased by Licensor or its Affiliates shall not be included in the calculation of Wholesale Net Sales and no Royalty shall be payable to Licensor in connection therewith.

13. Confidentiality. Licensee shall not (nor shall it permit or cause its employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Trademark) to any third party (other than its attorneys or accountants), except as may be required by law or to fulfill the terms of this Agreement. In the event Licensee is required by law to publicly disclose any of the terms of this Agreement, Licensee must use best efforts to request confidential treatment from the applicable government agency or, if such confidential treatment cannot be obtained, Licensee must redact all sensitive information (e.g., royalty rates, minimum guarantees, etc.) from the information to be publicly disclosed. The parties agree to take all steps reasonably necessary to hold in trust and confidence the other party's Confidential Information. "Confidential Information" means all technical and business information relating to the other party's inventions or products, research and development, production, manufacturing processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing and production and future business plans and other nonpublic information of or related to Artist; provided however, that this provision shall apply only to information that the disclosing party expressly indicates is confidential, or that is disclosed under conditions that would lead a reasonable person to conclude the disclosing party intends or expects the information to remain confidential.

14. Assignment. Adrenalina shall not assign or sublicense any of its rights or obligations under this Agreement without Licensor's prior written approval, which shall not be unreasonably withheld.

15. Quality Control; Compliance with Laws.

a.
The quality of the Products and the manner in which Licensee conducts its business generally shall be at all times consistent with the high reputation of the Licensor. Licensee represents and warrants that neither Licensee nor any of its officers or directors are currently the subject of any criminal proceeding or investigation or any investigation or prosecution for violation of securities laws or Sarbanes-Oxley, and if Licensee or any of its officers or directors become the subject of any such investigations or prosecution during the term of this Agreement, the Licensors shall have right to terminate this Agreement.

b.
Licensee shall manufacture, distribute and sell the Products in an ethical manner under safe and humane working conditions and without the use of child labor or involuntary labor, and shall not engage in unfair or anti-competitive business practices. The Products shall be manufactured, distributed and sold in accordance with all applicable international, federal, state and local laws, treaties and governmental orders and regulations, including, without limitation, the Foreign Corrupt Practices Act, Federal Food, Drug and Cosmetic Act, the Federal Hazardous Substance Act (FHSA), the Flammable Fabrics Act, and the Consumer Products Safety Act or other acts and standards. All commercial and other Audio/Visual materials produced in connection with the Products must be produced by a SAG Signatory and in compliance with all applicable union rules and requirements.

16. Representations and Warranties.

a. Licensee represents and warrants as follows:

i.	Licensee is free to enter into and fully perform this Agreement;

ii.
All ideas, creations, designs, and materials embodying the Products (not including the Trademark) will be: (i) Licensee's own and original creations or materials, or (ii) fully licensed to Licensee for its use and shall be owned in full by Artist and licensed to Licensee solely for the purposes contemplated by this Agreement;

iii.
Excluding the Trademark, to its knowledge (including that which Licensee should have known upon exercise of reasonable due diligence), the Products and their manufacture, advertisement, distribution, and sale will not infringe upon or violate any rights of any third party;

iv.	The Products will be of a high standard in style appearance and quality and will conform with samples approved by the Licensor, and will be safe for use by consumers;

v.
The Products will be manufactured, advertised, distributed, and sold in accordance with all applicable local laws and in a manner which will not reflect adversely on Artist or any others with whom Licensor has contractual arrangements with respect to the Trademark;

vi.
Licensee will not manufacture, advertise, distribute, sell, and will not authorize the manufacture, advertising, or sale of the Products in any manner at any time or in any place not specifically licensed hereunder;

vii.	Licensee will not at any time do or suffer to be done any act or thing which might impair or affect the Trademark or Licensor's rights and interests in the Trademark; and

viii.
Without limiting its obligations in Section 18(a) below, Licensee will pay (and hereby indemnifies Licensor from any liability to pay or other expense) all sums due to any third parties arising from the unauthorized sale, advertising, or other exploitation of the Products.

b. Licensor represents and warrants that it has the right to enter into this Agreement and grant the rights set forth herein; and that the use of the Licensed Materials as set forth herein will not infringe any rights of any third party. THE EXPRESS WARRANTIES AND EXPRESS REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, AND LICENSEE DISCLAIMS, ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE TRADEMARK OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE TN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, LICENSOR EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN LICENSEE WITH RESPECT TO THE TRADEMARK OF ANY PART THEREOF.

17. Indemnification; Insurance.

a. Licensee shall defend, hold free, safe and harmless and indemnify Licensor, Artist, and their respective affiliates, owners, directors, governors, officers, members, employees and agents (collectively, "Licensor Parties") against, any and all claims, demands, disputes, causes of action or damages, including reasonable outside accountants' and attorneys' fees (collectively, "Claims"), arising out of an allegation relating to or referring to: (i) any act or omission of Licensee, any third party contributor or any other entity acting on Licensee's behalf (whether or not approved by Licensor pursuant to this Agreement) ("Third Party Contributor"), (ii) any breach of this Agreement by Licensee, any Third Party Contributor, any Distribution Channel, or any other entity acting on Licensee's behalf (whether or not approved by Licensor pursuant to this Agreement), (iii) the manufacture, distribution, advertisement, promotion, sale, possession or use of any Product (including, but not limited to, claims relating to (w) any defect (whether obvious or hidden and whether or not present in any sample approved by Licensor) in a Product or in any packaging or other materials (including advertising materials), (x) any alleged injuries to persons or property, (y) any infringement by Licensee of any rights of any other person or entity or (z) the failure by Licensee to comply with applicable laws, regulations, standards, or (iv) any claim that any Product or element thereof (other than Materials that have been approved for use by Licensor) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress and rights of publicity and privacy) of a third party, provided Licensee is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim, and provided, however, that the failure of Licensee to be notified shall not relieve Licensee of its obligation hereunder to the extent such failure does not result in actual and material prejudice to Licensee. In any instance to which the foregoing indemnities pertain, Licensor shall reasonably cooperate with and assist Licensee in connection with any such defense. Licensee shall reimburse Licensor Parties for all reasonable out-of- pocket costs actually incurred by Licensor Parties in connection with such cooperation and assistance. If in good faith reasonable business judgment Licensor deems it advisable to take control of the claim, Licensor can at its election take control over representation without waiving any rights to all or part of indemnification rights to payment of reasonable legal fees and costs. In any instance to which such indemnities pertain, Licensee shall keep Licensor fully advised of all developments pertaining to such Claim and shall not enter into a settlement of such Claim or admit liability or fault without Licensor's prior written approval, unless such settlement includes an unconditional release of Licensor

b. Licensee shall obtain and maintain on an occurrence basis, throughout the Term and sell off period (if any), at its own expense, standard comprehensive general liability coverage for bodily injury, property damage, personal injury, product liability and contractual liability, from one or more qualified insurance carriers with a rating by A.M. Best & Co. of A-7. All insurance policies shall name Licensor and their respective parents, subsidiaries and related companies and the respective officers, directors, agents and employees of each of them as additional insureds. Licensee shall furnish Licensor with certificates of insurance reflecting compliance with the foregoing obligations within thirty (30) days prior to first shipment. Each such certificate of insurance shall provide that no less than (30) thirty days prior written notice shall be given to Licensor in the event of material alterations to, or cancellation of, the coverage evidenced by such certificate.

c. Licensor shall be solely responsible for, and shall defend hold harmless and indemnify Licensee, its directors, officers, employees and agents against any third party Claims, arising out of: (i) a claim that the use of the Trademarks as provided by Licensor in accordance with the terms of this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Materials or (ii) any breach of this Agreement by Licensor, provided Licensor is given prompt written notice thereof and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, Licensee shall cooperate fully with and assist Licensor in all respects in connection with any such defense. Licensor shall reimburse Licensee for all reasonable out-of-pocket expenses actually incurred by Licensee in connection with such cooperation and assistance. In any instance to which such indemnities pertain, Licensor shall not enter into a settlement of such third party Claim or admit liability or fault without Licensee's prior written approval, unless such settlement includes an unconditional release of Licensee.

18. Intellectual Property.

a.  All intellectual property and logos relating to the Products and/or the Trademark shall be solely owned by Licensor, including juices, product formulas, specifications, chemical and mineral compositions, molds, bottle and cap designs.

b.  Licensee, on Licensor's behalf, will file to register the Trademark in the United States Patent and Trademark Office in International Class 3 for fragrances. Licensee shall cover all expenses associated with registering the Trademark.

c. Brand Protection: Licensee, on Licensor's behalf, shall seek, obtain and maintain, during the Term of this Agreement, appropriate commercially reasonable protection for the Trademark. Licensee, on Licensor's behalf agrees to use commercially reasonable efforts to seek registration of the Trademark in the appropriate categories in those territories where a significant volume of the Products is actually sold. Notwithstanding anything to the contrary in the foregoing, the failure or inability to secure registration of the Trademark in a particular territory shall not constitute a breach hereof. For the avoidance of doubt, Licensee shall not be required to seek registration of the Trademark in any territory where the Products are not consistently throughout the Term available for sale in significant quantities. For the avoidance of doubt, Licensee, on Licensor's behalf, agrees to seek registration in the territories listed on Exhibit A attached to the Agreement. Licensee shall incorporate appropriate copyright and/or trademark notices and protections appearing on the Products. Notwithstanding the foregoing, each party will cooperate with the other in the execution, filing and prosecution of any trademark or copyright applications the Licensee may desire to file, on Licensor's behalf, in the Territory and will take all such other actions as may reasonably be requested to preserve or protect the Licensor's rights. Licensee shall incur the expense of applicable trademark filings and notices. Licensee shall provide an exhibit with the list of registered trademarks in Class 3 in the USA and in such other territories where such trademarks have been secured.

d.  Ownership of Trademark. Licensee acknowledges that the Licensor is and shall remain the owner of all right, title and interest in and to the Trademark; in all copyrights, trademarks, and other rights associated with the Trademark; in all artwork, packaging, copy, literary text, advertising and promotional material of any sort which utilize the Trademark, including all such materials developed by or for Licensee (collectively, the "Copyrighted Materials"); and the goodwill pertaining to all of the foregoing, and to the extent that Licensee acquires any right, title and/or interest in and to the Copyrighted Materials, Licensee hereby irrevocably and unconditionally assigns to Licensor all right, title and interest, including without limitation any copyright, throughout the universe in perpetuity in and to the Copyrighted Materials and, if applicable and to the fullest extend permissible by law, irrevocably and unconditionally waives in perpetuity any moral rights, droit morale or similar rights under the laws of any jurisdiction that Licensee may have with respect to the Copyrighted Materials and, upon reasonable review, agrees to sign any additional documentation necessary or advisable to confirm. Licensee acknowledges that the Licensor shall be entitled to invoke the foregoing assignment and waiver.

e.  Against Third Parties: During the Term, and any Renewal thereof, in the event that the Licensor and/or the Licensee become aware that the Trademark is being infringed upon by third parties in connection with the Products, such party shall promptly notify the other (the "Notifying Party"). Such notice shall contain a reasonably detailed description of all facts known to the Notifying Party about the infringement. Licensee shall, as requested by Licensor , take any and all actions on account of such infringement, including but not limited to sending any Cease and Desist letters to the infringer. Licensee shall be required to enforce Licensor's Trademark rights and institute legal action or suit or otherwise pursue the infringer and Licensee shall be entitled to recover all reasonable out of pocket, direct costs and expenses incurred in such suit or action, including but not limited to all reasonable outside attorneys' fees, costs and expert fees, from any financial recovery obtained. In the event that the Licensee shall have failed to take steps to enforce Licensor's Trademark rights, Licensor shall be entitled, but not obliged, to do so in the place instead of the Licensee and retain any financial recovery, to the exclusion of the Licensee.

f.  In all instances of the Trademark infringement, the parties shall cooperate with each other's enforcement action. No party may settle any claim so as to materially impair the other party's Trademark or License rights hereunder without that party's prior written consent, which consent shall not unreasonably withheld.

g.  Licensee recognizes all of the Licensors' rights and interest in and to the Trademarks, and that all use of the rights licensed hereunder inures to the benefit of the Licensor. No right, title, or interest, except the license interest granted herein, is transferred by this Agreement to Licensee. Licensee agrees that it shall not claim any title to or right to use the Trademark except pursuant to this Agreement. Licensee hereby agrees that at the termination of this Agreement, Licensee will be deemed to have assigned, transferred and conveyed to the Licensors all trademarks, service marks, copyrights, equities, good will, titles or other rights in and to the Trademark and Products which may have been obtained by Licensee or which may have vested in Licensee as a result of its activities hereunder, and shall return original artwork in connection therewith and that Licensee will take all reasonable action to accomplish or confirm the foregoing. Licensee will at no time during or after the term of this Agreement contest Licensor's rights in the Trademarks and Copyrighted Materials.

19.  Force Majeure. Neither party shall be deemed to be in violation or breach of this Agreement, or liable to the other party for any failure to perform or delay in performance if and to the extent such failure to perform or such delay is caused by fire, riot, war, acts of God, acts of terrorism, governmental order or regulation or any other similar cause or any other contingency beyond the reasonable control of either of the parties hereto which materially interferes with such Party's business operations. If such force majeure event continues or is reasonably expected to continue for a period of 90 days or more, the party not in default shall be entitled to terminate this Agreement upon prior written notice to the other party.

20.  Termination. In addition to any other termination rights as may be stipulated in the present Agreement, this Agreement may be terminated as follows:

a.  By Licensor if Adrenalina, or Guarantors, fails to pay any amounts due to Licensor hereunder or provide the reports when due and fails to cure the breach within fifteen (15) days of receiving written notice of the breach;

b.  Material Breach. If either party materially breaches any of its obligations under this Agreement, the aggrieved party will have the right, without prejudice to any other rights it may have, to terminate this Agreement as to that item by giving the breaching party a written notice of termination specifying the item and the breach in reasonable detail, and this notice will automatically become effective thirty (30) days after it is given unless the breach has been completely remedied during the thirty day period.

c.  By Licensor upon Licensee's bankruptcy, insolvency or assignment for the benefit of creditors; or

d.  By Licensor if Ilia Lekach or Isaac Lekach are no longer actively involved in the business.

21. Result of Termination.

a. After expiration or termination of this Agreement, Licensee shall have no right to manufacture, advertise, distribute, sell, promote or otherwise deal in any Products or use the Products, and, except as provided below, Licensee shall not itself (andshall not permit any affiliate of Licensee or any third party to) engage in any such activity. Thirty (30) days before the expiration of this Agreement and immediately after any earlier termination of this Agreement, Licensee will furnish to the Licensors a certificate showing the number and description of Products on hand or in process of manufacture and locationthereof (the "Remaining Inventory List"). Licensee shall not, during the three (3) month period preceding the date on which the Term is due to expire or after being notified of the termination of the Term, begin to manufacture Products without a purchase order.

b. If all payments due from Licensee to Licensor under this Agreement at any time prior to expiration have been made on or before the expiration date of this Agreement, then, for a period of one hundred eighty (180) days following the expiration of this Agreement, Licensee may sell-off and deliver the Products identified on the Remaining Inventory List submitted to the Licensor in accordance with the preceding paragraph (the "Sell-Off Period"); provided, however that (i) the Products on the Remaining Inventory List may only be sold in accordance with this Agreement and in the normal course of business, and (ii) statements and payments with respect to the Sell-Off Period must be made in accordance with this Agreement.

c. The Licensor shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory ancUor statements. If Licensee refuses to permit such physical inventory, Licensee shall forfeit its right to dispose of Products under this Section.

d. If the Agreement has been terminated by the Licensor, Licensee shall furnish to Licensor, within ten (10) business days of such termination, a further detailed written statement as to the inventory of each of the Products, and the Licensor shall at their election either:

i. purchase all or part of such inventory or any or all of the Products at Licensee's actual out of pocket cost of manufacture; or

ii. allow Licensee to sell the inventory in the regular course of business during the Sell-Off Period. After the Sell-Off Period, Licensor may require Licensee to destroy such remaining inventory in a manner satisfactory to in the presence of Licensor's representative and/or provide Licensor with an affidavit of such destruction sworn to by one of Licensee's principal officers.

e. In the event that the Licensors elect to purchase any or all of such inventory pursuant to Section d(i) hereof, Licensee shall promptly ship all such items at Licensor's expense within the United States (or if the Sell Off Period has expired at the expense of the Licensors) to the Licensors or its designee or shall make them available at Licensor's place of business, at licensor's expense, for the Licensors or their designee to take possession thereof.

f. Notwithstanding anything to the contrary in this Agreement, in the event of the termination or expiration of this Agreement, no part of any advance amounts paid by Licensee to the Licensors under this Agreement shall be returned or refunded to Licensee. In addition, Licensee shall not be relieved of its obligation to pay any amounts due or payable to Licensor, and upon termination or expiration ofthis Agreement, Licensee shall pay to Licensor all monies due or payable.

22. Relationship of the parties. This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

23. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of California without reference to conflict of laws principles. The parties agree to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles County, California in connection with any dispute arising under this Agreement. The parties shall not challenge such jurisdiction or venue and waive all other jurisdiction or venue.

24. Reserved Rights. Licensor reserves all rights not expressly granted to the Licensee in the present Agreement.

25. Entire Agreement and Modification. This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of hereof. This Agreement may be modified only by a writing signed by both parties.

26. Severability and Waiver. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing to be effective and will not operate or be interpreted as a waiver of any other or subsequent breach.

27.Headings. Titles or headings to the sections of this Agreement are not part of the terms of this Agreement, but are inserted solely for convenience.

28.Notices. All notices, reports, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given as set forth below, or delivered via FEDEX, UPS, DHL, or other national courier service. If mailed from Los Angeles, any such notice will be considered to have been given two (2) business days after it was mailed, as evidenced by the postmark. If mailed from outside Los Angeles, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.

If to Licensor:
Creative Artists Agency
2000 Avenue of the Stars
Los Angeles, CA 90067
Attn: Christian Carino
Attn: John Frierson

With a copy to:

Ziffren Brittenham, LLP
1801 Century Park West
Los Angeles, CA 90067
Attn: P.J. Shapiro
Attn: David Lande

If to Adrenalina:

Attn: Ilia Lekach
1250 Hallandale E Blvd Suite 420
Hallandale Beach FL 33009

29.         Survival. Upon the expiration or effective termination of this Agreement, each party's rights and obligations under this Agreement shall be terminated, except the following provisions shall survive such expiration or termination: Sections 13, 18 and 20-28, and any payment obligations for amounts earned during the Term, but not yet paid.

30.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Licensing Agreement as of the Effective Date.

ADDENDUM A

GUARANTEE OF GIGANTIC PARFUMS, LLC

In order to induce July Moon Productions, Inc., o/b/o Selena Gomez ("Licensor") to enter into the Exclusive License Agreement, dated as of June 14, 2011 ("the Agreement") for the purposes of licensing the right to use the Trademark, as defined in the Agreement, in connection with the design, manufacture, marketing, distribution and sale of the Products, as defined in the Agreement, to ADRENALINA, INC., a Corporation organized under the laws of the State of Florida, ("Licensee"), GIGANTIC PARFUMS, LLC ("Guarantor"), a Limited Liability Company organized under the laws of the State of Florida for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby guarantees the prompt, full and complete performance by Licensee of all of its payment obligations to Licensor in accordance with the Agreement.

Recovery under this Guarantee is limited to the actual amount of payments that are delinquent and due and remain unpaid beyond the cure period as specified in the Agreement.

This guarantee shall remain in full force and effect until satisfaction in full of all of Licensee's payment obligations under the Agreement.

GIGANTIC PARFUMS, LLC

RUDFORD HAMON MANAGING MEMBER

ADDENDUM B

PERSONAL GUARANTEE OF ILIA LEKACH

In order to induce July Moon Productions, Inc., o/b/o Selena Gomez ("Licensor") to enter into the Exclusive License Agreement, dated as of June 14, 2011 ("the Agreement") for the purposes of licensing the right to use the Trademark, as defined in the Agreement, in connection with the design, manufacture, marketing, distribution and sale of the Products, as defined in the Agreement, to ADRENAL1NA, INC., a Corporation organized under the laws of the State of Florida ("Licensee"), ILIA LEKACH ("Guarantor"), an individual resident of the State of Florida, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby guarantees the prompt, full and complete performance by Licensee of all of its payment obligations to Licensor in accordance with the Agreement.

Recovery under this Guarantee is limited to the actual amount of payments that are delinquent and due and remain unpaid beyond the cure period as specified in the Agreement.

This guarantee shall remain in full force and effect until satisfaction in full of all of Licensee's payment obligations under the Agreement.

ILIA LEKACH